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                                    EXHIBIT 1

                      ANNOUNCEMENT OF PUBLIC SHARE OFFERING



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                              (English Translation)
                                                               November 28, 2002

To whom it may concern:
                                Wacoal Corp.
                                Yoshikata Tsukamoto, President and Director
                                (Code Number:  3591)
                                (Tokyo Stock Exchange, First Section)
                                (Osaka Securities Exchange, First Section)
                                Contact:  Nobuhiro Matsuda
                                Director of Corporate Planning Department
                                (Tel: 075-682-1010)

                     Notice Regarding Public Share Offering

     We are pleased to advise you that, at its meeting held on November 28, 2002, the Board of Directors of Wacoal Corp. resolved to launch a public offering of its shares as described below.

1.   Number of shares to be offered:

     6,500,000 shares of common stock of Wacoal Corp.

2.   Selling shareholders and the number of shares to be offered:

Selling Shareholders                                 Number of Shares to be Offered
--------------------                                 ------------------------------
The Bank of Tokyo-Mitsubishi, Ltd.                           2,250,000 shares
The Mitsubishi Trust and Banking Corporation                 2,250,000 shares
UFJ Bank Limited                                             2,000,000 shares

3.   Offering price:

     Not yet determined. (To be determined between December 5, 2002 (Thursday) and December 11, 2002 (Wednesday).)

4.   Method of offering:

     All shares in the offering will be underwritten by Mitsubishi Securities Co., Ltd., Nikko Salomon Smith Barney Limited and UBS Tsubasa Securities Co., Ltd. The consideration to be received by the underwriters in connection with the offering will be the difference between the aggregate amount of the offering price to the public and the underwriting amount to be paid to the selling shareholders by the underwriters.

5.   Subscription period:

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     To be determined on the pricing date, but scheduled to be from the first to third business days immediately after the pricing date.

6.   Share delivery date:

     Scheduled to be the seventh business day after the pricing date.

7.   Advances for subscription:

     Amount equal to the offering price per share.

8.   Subscription unit:

     1,000 shares

9. Full power is granted to Yoshikata Tsukamoto, President and Director, to determine the offering price, subscription period, date of delivery of shares and other matters relating to the offering.

10. With respect to the above items, on November 28, 2002 the Company filed the Securities Notice under the Securities and Exchange Law of Japan.

[For reference purposes]

Purpose of public offering:

     The above described public offering is intended to improve distribution status and enhance liquidity of the Company's shares.

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Note: This document is a press release intended for general publication of the public offering of the shares of Wacoal Corp., and is not intended to solicit an investment. Individuals considering investment are requested to fully read the prospectus (including the amendments thereto) to be prepared by the Company and make their own judgment.
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